EXHIBIT 10.4
OPERATING AND LICENSING AGREEMENT

This Operating and Licensing Agreement (referred to as the “Agreement” or “Contract”) is made and entered into this ____ day of March, 2009, to be effective as of the Effective Date, as set forth below, by and between Cedar Marine Terminals, L.P. (hereinafter referred to as “CMT”) and Vertex Energy, Inc., (hereinafter referred to as “Vertex Nevada”).  Collectively, both contracting entities are referred to as “Parties” to the Contract.  All references to Sections are references to sections in this Agreement unless otherwise provided herein.

I. GENERAL TERMS, FACILITIES AND PURPOSE

1.           CMT has agreed to provide to Vertex Nevada, the right to use of certain land as otherwise described in and subleased pursuant to the Sublease Agreement between the Parties attached hereto as Exhibit A (the “Sublease Agreement”).

2.           CMT has also agreed to sell Vertex Nevada certain assets as set forth in the Purchase and Sale Agreement between the Parties attached hereto as Exhibit B (the “Assets” and the “Purchase Agreement”).

3.           The contractual obligations between the Parties pursuant to this Agreement will be performed at CMT’s leased Terminal Storage and Process Facilities at the Cedar Marine Terminal Facilities, 200 Atlantic Pipe Line Road, Baytown, Chamber County, Texas, 77520; located at the entrance of Cedar Bayou (hereinafter referred to as the “Terminal”).

4.           CMT has also agreed to allow Vertex Nevada to license the rights to and use of certain proprietary technology relating to the re-refining of certain oil feedstocks referred to as its “Thermal/chemical extraction technology” also known as “OP#2”, described in greater detail in the “Cedar Marine Terminal – Project OP II Study,” dated February 23, 2009.

5.           The Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which CMT will serve as the operator of Vertex Nevada’s operations at the Terminal and in connection with the Assets and OP#2 located at the Terminal (the “CMT OP#2”).

II. SERVICES

1.           CMT shall provide services to Vertex Nevada pursuant to the terms of this Agreement in connection with the operation of the Terminal, the Assets and CMT OP#2 and the loading and unloading of trucks at the Terminal, as may be reasonably requested by Vertex Nevada from time to time (the “Services”) which can be found in the “Terminaling Agreement,” dated November 1, 2008, by and between CMT and Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), as amended from time to time.

2.           All Services rendered under this Agreement shall be furnished in accordance with all ordinances, resolutions, statutes, rules and regulations of any federal, state or local governmental agency of competent jurisdiction.

3.           CMT shall obtain at its sole cost and expense such licenses, permits and approvals as may be required by law for the performance of this Agreement. CMT shall also have the sole obligation to pay for any fees, assessments and taxes, plus applicable penalties and interest, which may be imposed by law and arise from or are necessary for CMT’s performance of this Agreement.

4.           CMT shall adopt reasonable methods during the life of the Agreement to furnish continuous protection to the Assets and other materials and components thereof in its care, custody, control or possession to prevent losses or damages.

5.           The Parties agree that services and the costs of such services separate from the Services shall be mutually agreed to between the Parties prior to CMT rendering any such services.

6.           The feedstock that Vertex Nevada provides to CMT OP#2 shall be Used Oil and Fuel Oil Cutterstock, and shall comply with the standards set forth in Title 40, Section 279.11 of the Code of Federal Regulations (“CFR”)(as well as Title 30, Chapter 324 of the Texas Administrative Code (“TAC”)) as used oil burned for energy recovery, and any fuel produced from used oil by processing, blending, or other treatment shown not to exceed any of the allowable levels of the constituents and properties as specified (defined herein as “Conforming Feedstock”).

7.           The Conforming Feedstock will not be a mixture of used oil and hazardous waste that would be regulated as a hazardous waste set forth in 40 CFR 279.10 (in concurrence with 30 TAC Chapter 325).

8.           All Conforming Feedstock will also be required to fall into a viscosity range of greater than 60,000 cps @ 70o F; liquids with vapor pressures which exceed the limitations imposed by any federal, state or local statute, permit, or regulation will not exceed 280o F; capable of passing through a Number 3 Sieve (0.223 inches); water content not to exceed 7% of total volume of feedstock, and a specific gravity of no lower than 20 Degrees API.

9.           Any material received not within the specified guidelines will remain the property of Vertex Nevada and all cost and/or expenses will be the sole responsibility of Vertex Nevada.

10.           Any materials received from Vertex Nevada which are not Conforming Feedstock shall be referred to herein as “Non-Conforming Feedstock”.

III. USE OF CMT OP#2 at the Baytown, Texas Facility

1.           Vertex Nevada shall be provided the first right to use 33,000 barrels of capacity (62.3% of estimated production capacity), of the total capacity of the Baytown, Texas CMT OP#2 Facility per month during the Term of this Agreement (the “Reserved Capacity”).

2.           CMT shall be provided the right to use the next 20,000 barrels of capacity (37.7% of estimated production capacity) of the Baytown, Texas CMT OP#2 Facility  after the Reserved Capacity has been met by Vertex Nevada.

3.           The disposition of any capacity in excess of 53,000 barrels at the Baytown, Texas CMT OP#2 Facility shall be allocated pro rata based on the percentages described in (1) and (2) above.  Once the CMT OP#2 process is up and running at the Baytown, Texas Facility for at least 30 days (the “Operation Date”), and continuing throughout CMT OP#2’s operations at the Baytown, Texas Facility, Vertex Nevada and CMT will analyze the allocation of production capacities and may mutually agree to different production allocations than as provided above, provided that any such changes must be approved by the Related Party Transactions Committee of the Vertex Nevada Board of Directors (the “RPTC”).

4.           CMT shall be provided the reasonable right to use the CMT OP#2 at the Baytown, Texas Facility at any time that Vertex Nevada is not using OP#2, and/or not using the full daily capacity of the CMT OP#2 at the Baytown, Texas Facility, notwithstanding the fact that the Reserved Capacity has not yet been met by Vertex Nevada.

5.           Vertex Nevada shall be provided the reasonable right to use the CMT OP#2 at the Baytown, Texas Facility at any time that CMT is not using/or not using the full daily capacity of the CMT OP#2 at the Baytown, Texas Facility, notwithstanding the fact that the Reserved Capacity has been met by Vertex Nevada.

6.           Vertex Nevada shall have a right of first refusal to deploy OP#2 in locations outside the current OP#2 Facility at Baytown, Texas.

IV. COORDINATION OF SERVICES

1.           Control and operation of the Terminal, the Assets and OP#2 shall rest exclusively with CMT.  CMT may suspend operations at the Terminal if CMT reasonably believes that any person, equipment or the environment is at risk of injury or damage.

2.           The following representative of CMT is hereby designated as being the representative of CMT authorized to act on its behalf with respect to the work specified herein and make all decisions in connection therewith: John Hamman. The foregoing representative may be changed by CMT only upon prior written notice to Vertex Nevada.

3.           The “Contract Officer” shall be such person as may be designated by Vertex Nevada. It shall be CMT’s responsibility to assure that the Contract Officer is kept informed of the progress of the performance of the services and CMT shall refer any decisions which must be made by Vertex Nevada to the Contract Officer. Initially, Vertex Nevada designates its Contract Officer for day-to-day operational matters to be Greg Wallace.

4.           The experience, knowledge, capability and reputation of CMT, its officers, agents, employees and subcontractors were a substantial inducement for Vertex Nevada to enter into this Agreement. Therefore, neither this Agreement nor any interest herein may be assigned or transferred, voluntarily or by operation of law, without the prior written approval of Vertex Nevada. Unless specifically stated to the contrary in any written consent to any assignment, no assignment will release or discharge CMT from any duty or responsibility under this Agreement. Notwithstanding the foregoing, Vertex Nevada understands that CMT shall use certain subcontractor suppliers for service and materials in the performance of this Agreement. In such instances, CMT shall be as fully responsible to Vertex Nevada for the acts and omissions of its subcontractor(s) as it is for the acts and omissions of persons it directly employs. Nothing contained in this Agreement shall create any contractual relationship between any subcontractor and Vertex Nevada.

5.           CMT shall perform all services required herein as an independent contractor of Vertex Nevada and shall remain at all times as to Vertex Nevada, a wholly independent contractor with only such obligations as are consistent with that role. CMT shall not at any time or in any manner represent that it or any of its officers, agents, subcontractors or employees are agents or employees of Vertex Nevada.

6.           Neither party shall be liable for evaporation, shrinkage, line loss, clingage, discoloration, contamination, damage to, or destruction of, any product or property, or for any delay or non-performance, when any of the foregoing is caused in whole or in part by any cause not within the control of said party, whether now or hereafter existing, including without limitation, any act of God or of a public enemy, acts of terrorism, tropical storms and hurricanes, non-availability of machinery, embargos, congestions or interventions, or failure or delay of manufacturers or suppliers to deliver same, except that Vertex Nevada shall be responsible to pay all charges arising from the Agreement.  CMT shall in no event be liable for loss of, or damage to, any product or property of Vertex Nevada except when caused by CMT’s failure to use reasonable care in the safekeeping and handling of any product or property of Vertex Nevada.  Notwithstanding the foregoing, the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control and therefore not an event of Force Majeure, if such failure results from breakdown, or failure of, or accident to, storage tanks, facility pipelines, dock or docks, machinery and equipment, or other property, or the partial, or entire extraordinary failure thereof, or the necessity to make repairs, or alterations thereto, which result from (i) normal wear and tear which would be reasonably anticipated by a prudent operator, or in circumstances where a reasonably prudent operator would have standby equipment, or spare parts, or (ii) the lack of the proper operation, maintenance, quality control, design, engineering and/or procurement of such storage tanks, facility pipelines, dock or docks, machinery and equipment, or other property.  If a Force Majeure condition persists for a period of thirty (30) consecutive days, then either party may terminate the Agreement on five (5) days prior written notice to the other.

7.           If either party is unable to perform under this Agreement as a result of Force Majeure, the party will provide the other party with written notice of such inability to perform as soon as practicable after the occurrence of the event causing such inability and describing in reasonable detail the nature of the event constituting Force Majeure.

8.           The Parties covenant and agree that from and after the Effective Date of this Agreement, each party will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (i), (ii), (iii), and (iv).

(i)          Commercial General Liability insurance coverage including personal injury, bodily injury, property damage, operations hazard and contractual liability, such insurance to insure both the insured and the other party, as an additional insured, and to afford protection to the limit of not less than $2,000,000.00, combined single limit, in respect to injury or death to any number of persons and all property damage arising out of any one (1) occurrence.

(ii)         Property Insurance on an all risk, full replacement cost basis (including coverage against fire, wind, tornado, malicious mischief and flood) covering the Premises, all improvements on the Premises and all fixtures, and equipment. Such policy will be written in the names of the insured, the other party and any other parties reasonably designated by the other party from time to time, as their respective interests may appear.

(iii)        Employer’s Liability Insurance.  Employer’s liability insurance, including co-employee coverage, in an amount not less than $1,000,000.00.

(iv)        Additional Insurance. Any other form of insurance or any increase, change or endorsement to the insurance required herein as any mortgagee of CMT may request or as CMT may request, provided additional coverage required at the request of CMT shall be limited to such forms and changes as customarily required for industrial properties in Chambers County, Texas.

V. TERM

1.           This Agreement shall be effective as of the closing of the Amended and Restated Agreement and Plan of Merger entered into on or around about May 19, 2008 (as amended and extended from time to time, the “Merger Agreement”), by and between World Waste Technologies, Inc., a California corporation (“WWT”), Vertex Energy, L.P., a Texas limited partnership, Benjamin P. Cowart, Vertex Nevada and Vertex Merger Sub, LLC, a California limited liability company (the “Effective Date”). The term of this Agreement shall follow the term of the Sublease Agreement between the Parties, and it shall expire on February 28, 2017 at 5:00 P.M. C.S.T. time (the “Term”).

2.           The Parties agree that this Agreement may be terminated during the Term of this Agreement:

(i)          By the mutual consent of both Parties at any time;

(ii)         In the event any term of this agreement is breached, this Agreement may be terminated by the non-breaching party upon thirty (30) days prior written notice to the breaching party of such breach and provided that such breach is not reasonably cured during such thirty (30) day period; or

(iii)        At any time at the option of either party upon five (5) days prior notice in the event that Vertex Nevada has paid the R&D Costs (as defined below) to CMT and Benjamin P. Cowart’s employment has been terminated by Vertex Nevada, that Benjamin P. Cowart would have the right to terminate Vertex Nevada’s use of CMT OP#2 at CMT.

VI. CONSIDERATION FOR SERVICES

1.           As consideration for agreeing to perform the Services hereunder, Vertex Nevada shall pay CMT all of its costs and expenses associated with CMT OP#2 (the “Expenses”), plus the payment to CMT of a fee equal to 10% of the Expenses  (the “Fees”).  It is understood by both parties that the per gallon cost associated with this Section VI(b) shall not exceed $0.40 per gallon (except as provided in Article VI(5), below) without written approval by Vertex Nevada (the “Maximum Price Per Gallon”).

2.           The Fees shall be paid monthly in arrears within ten (10) business days from the date such Fees are billed by CMT.

3.           In the event the Fees are not paid as provided above, CMT shall have no obligation to render the Services.

4.           The Fees shall be reviewed and approved by Vertex Nevada’s Related Party Transaction Committee on a quarterly basis and/or as needed.

5.           In the event Vertex Nevada’s Conforming Feedstock throughput of CMT OP#2 is less than 25,000 barrels per month, the Maximum Price Per Gallon shall not apply.

6.           Vertex Nevada and CMT will analyze the Fees and Maximum Price Per Gallon and may mutually agree to different Fees and/or a different Maximum Price Per Gallon than as provided above, provided that any such changes must be approved by the RPTC.

VII. LICENSING OF OP#2

1.           Subject to the terms and conditions of this Agreement, Vertex Nevada is hereby granted a non-revocable, non-transferable, royalty-free, perpetual (except as otherwise provided below) license (the “License”) to use the technology associated with the operations of CMT OP#2 (the “Technology”) in any market in the World, including the right to duplicate CMT OP#2 and/or use the Technology in any future processes built by Vertex Nevada anywhere in the World; provided however, that the requirements of Article VII(2) are complied with as described below.

2.           Vertex Nevada agrees to pay CMT the documented R&D Costs of up to a maximum of $1.4 million dollars as of the Effective Date, which both parties agree is an obligation due to Vertex Nevada at the Effective Date.  Vertex Nevada agrees to use its best efforts to remit the R&D Costs as soon as possible in a commercially reasonable manner.   Vertex Nevada and Vertex LP will designate an individual to negotiate the terms of payments, with the RPTC approving such terms before they are finalized.

3.           “R&D Costs” shall mean the first $1.4 million of CMT’s documented net development costs relating to the Technology, including, but not limited to CMT OP#2, which shall be reasonably approved by the Related Party Transaction Committee.  The Related Party Transaction Committee shall have the right, but not the obligation to audit such R&D Costs.

4.           The License shall expire automatically in the event Vertex Nevada:

(a)           Shall (i) become insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(b)           Shall dissolve or wind-up its operations.

5.           The License granted by this Section VII and the terms and conditions of the License, including the expiration of the License, shall survive the Term of this Agreement.

VIII. MODIFICATION

1.           This Agreement shall not be modified, amended, or changed, except by written instrument executed by the duly authorized officers, or representatives, of the Parties hereto.  If any law, rule, or regulation, is adopted, or rescinded, CMT and Vertex Nevada agree to comply with such law, rule, or regulation.

IX. INDEMNIFICATION

1.           CMT’s Indemnification.  CMT agrees to and does hereby indemnify, hold harmless and defend Vertex Nevada, and each of its respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (each a “Related Person” and collectively the “Related Persons”), from any and all judgments, orders, decrees, claims, costs or expenses arising out of the performance or breach by CMT of its obligations under this Agreement, including on account of but not limited to the following:

(i)	damage to property of CMT, Vertex Nevada or third parties;

(ii)	personal injury, including death;

(iii)	any violation by CMT or its Related Persons of any government, departmental, or local law, order or regulation; and

(iv)	any environmental condition occurring during the term of this Agreement to the extent caused by CMT or its Related Persons;

provided, however, that this indemnification provision shall not apply to the extent that any such damage to property, personal injury, including death, any violation of any such law, order or regulation or environmental condition results from the gross negligence or willful misconduct of Vertex Nevada, its agents or employees.

                             2.           Vertex Nevada’s Indemnification.  Vertex Nevada agrees to and does hereby indemnify, hold harmless and defend CMT and its Related Persons, from any and all judgments, orders, decrees, claims, costs or expenses arising out of the performance or breach by Vertex Nevada of its obligations under this Agreement, including on account of but not limited to the following:

(i)	the transmittal Non-Conforming Feedstock or the operation of CMT OP#2 with Non-Conforming Feedstock;

(ii)	damage to property of CMT, Vertex Nevada or third parties;

(iii)	personal injury, including death;

(iv)	any violation by Vertex Nevada or its Related Persons of any government, departmental, or local law, order or regulation; and

(v)	any environmental condition occurring during the term of this agreement to the extent caused by Vertex Nevada or its Related Persons;

provided, however, that this indemnification provision shall not apply to the extent that any such damage to property, personal injury, including death, any violation of any such law, order or regulation or environmental condition resulting from the gross negligence or willful misconduct of CMT, its agents or employees.

X. FORCE MAJEURE

CMT shall not be obligated to perform Services pursuant to this Agreement and Vertex Nevada shall not be required to pay any Fees to CMT to the extent that any one or more of the following events prevent, restrict or delay the operation of CMT OP#2 in the customary manner, whether the event affects CMT or Vertex Nevada directly or affects Vertex Nevada indirectly by affecting Vertex Nevada's suppliers:

(a)
Compliance, voluntary or involuntary, with a direction or request of any government or person purporting to act with governmental authority, including without limitation acquiescence in and voluntary agreement to a change in the present relationships with any government resulting from the Initiative of such government or a person purporting to act for such government;

(b)	Total or partial expropriation, nationalization, confiscation, requisitioning or abrogation or breach of a government contract or concession;

(c)	Closing or restriction on the use of a port, pipeline or railroad;

(d)	Maritime peril, storm, earthquake, flood;

(e)	Accident, fire, explosion;

(f)	Hostilities or war (declared or undeclared), embargo, blockade, riot, civil unrest, sabotage, revolution, insurrection;

(g)	Strike or other labor difficulty (whomsoever’s employees are involved), even though the strike or other labor difficulty could be settled by acceding to the demands of a labor group;

(h)	Loss or shortage of producing, delivery or transportation facilities, equipment, labor or material caused by circumstances beyond the reasonable control of the Party affected; or

(i)	Any event reasonably beyond the control of the Party affected, whether or not similar to those listed above.

As used in this Section, “in the customary manner" means in accordance with the general practices of the petroleum industry; and “government” shall include without limitation any company controlled by a government.

XI. NOTICES

1.           Any notice required or permitted hereunder by one party, to the other, shall be in writing and the same shall be given, and shall be deemed to be served, and given, if delivered in person to the address set for hereinafter for the party to whom the notice is given, or if placed in the United States mail, postage prepaid, registered or certified mail, address to the party at the address hereinafter specified.

The address for Vertex Nevada shall be:
Vertex Nevada Attn: 1331 Gemini Suite 103 Houston, Texas 77058
The address for CMT shall be:
Cedar Marine Terminal, L.P. Attn: 200 Atlantic Pipe Line Rd. Baytown, Texas 77520

XII. MISCELLANEOUS

1.           If any section of provision of this Agreement shall be determined to be invalid by applicable law, then, for the period that it is invalid, it shall be deemed to be deleted from this Agreement; however, all remaining portions of this Agreement shall remain in full force and effect.

2.           The failure of a party hereunder to assert a right, or enforce an obligation of the other party, shall not be deemed a waiver of that right, or obligation, in the event that right, or obligation, becomes effective, or is asserted thereinafter.

3.           This Agreement shall be deemed to have been entered into the State of Texas, and the laws of the State of Texas (without giving effect to any principles of conflicts of law) shall be applicable in the construction of the terms, and provisions hereof, and in determining the rights and obligations of the Parties hereunder.

4.           The Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the Parties in connection therewith.  No covenant, representations, or conditions, which is not expressed in the Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

5.           No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

6.           Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

7.           This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each party and signature pages from such counterparts have been delivered.  This Agreement may be executed by facsimile transmission or by e-mail transmission in PDF format.  A photocopy of PDF of this Agreement shall be effective as an original for all purposes.

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EXECUTED and effective this ______day of March 2009.

“CMT” Cedar Marine Terminals, L.P. a Texas limited liability partnership By VTX, INC. It's General Partner By: /s/ Benjamin P. Cowart Its: President Printed Name:
“Vertex Nevada” Vertex Energy, Inc. a Nevada corporation /s/ Benjamin P. Cowart Benjamin P. Cowart Chief Executive Officer